Exhibit 10.1

UNIFIRST CORPORATION
UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

Section 1	Definitions	1

Section 2	Eligibility To Participate	4

2.1	Criteria for Eligibility	4
2.2	Duration of Participation	4

Section 3	Eligibility For Benefits And Amount To Be Paid	4

3.1	Eligibility	4
3.2	Normal and Late Retirement Benefit	4
3.3	Retirements prior to September 1, 2005	4
3.4	Normal and Alternate Form of Benefit	4
3.5	Forfeiture for Separation from Service before Normal Retirement Date	5
3.6	Change in Control	5
3.7	Disability	5
3.8	Death of Participant	6
3.9	Acceleration of Benefits	6
3.1	Delay of Payment for Key Employees	6
3.11	Termination of Employment	6
3.12	Non-Competition After Termination of Employment and General Release	6

Section 4	Funding	7

Section 5	Nonexistence Of Trust; Subjection To General Creditors	7

5.1	Nonexistence of Trust	7
5.2	Subject to General Creditors	7

Section 6	Administration Of The Plan	7

6.1	Administration by the Retirement Committee	7
6.2	General Powers of Administration	7

Section 7	Amendment And Termination	7

7.1	Rights Reserved	7
7.2	Participant Protection	8

Section 8	General Provisions	8

8.1	No Guaranty of Benefits	8
8.2	No enlargement of Employee Rights	8
8.3	Spendthrift Provision	8
8.4	Incapacity of Recipient	8
8.5	Corporate Successors	8
8.6	Unclaimed Benefit	9
8.7	Limitations on Liability	9
8.8	Gender	9
8.9	Applicable Law	9

UNIFIRST CORPORATION
UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

UniFirst Corporation (the “Company”) maintains the UniFirst Corporation Unfunded Supplemental Executive Retirement Plan (the “Plan) for the purpose of attracting, retaining, and motivating qualified management employees. The Plan is restated in its entirety for administrative convenience. It includes the Plan as amended and restated as of March 8, 2006, and further incorporates the Amendments dated January 8, 2008; December 23, 2008; and December 4, 2012.

The right to amend the Plan further is expressly reserved, including for purposes of Internal Revenue Code (“Code”) Section 409A (“Section 409A”) compliance

Section 1	Definitions

When used in this Plan, the following words have the meanings below unless the context clearly indicates otherwise:

“Actuarial Equivalent” means a benefit or payment of equivalent value, based on the following interest and mortality factors:

(1) for determination of equivalencies for alternate forms of pension payments in Section 3.4: 1994 Uninsured Pensioner Mortality Table and 6% interest; and

(2) for purposes of determining lump sums for Change in Control payments under Section 3.6: the interest and mortality tables under Code Section 417(e) for purposes of determining a lump sum distribution under a qualified pension plan, such factors and rates to be those in effect on the first day of the third month preceding payment or, if a greater lump sum would be produced, those factors and rates in effect on the first day of the third month preceding the Change in Control.

"Affiliate" means any subsidiary of the Company.

"Beneficiary" means the person or persons designated in writing by the Participant, including contingent beneficiaries. The designation must be received by the Retirement Committee, which may reject any designation it determines to be inconsistent with the Plan or applicable law. If no such designation has been received prior to death, payment shall be made to the Participant's then living spouse and, if the Participant is not survived by a spouse, payment shall be made to the then living children (with per stirpes payment to the issue of any predeceased child), and, if none, to the estate of the Participant.

“Board” means the Board of Directors of the Company, which has delegated responsibilities for this Plan to a Compensation Committee.

"Chairman" means the Chairman of the Board of Directors.

"Change in Control" shall be an event or series of events which is considered to be a change in ownership or effective control under Section 409A. Special rules in Guidance, such as those related to multiple Change in Control events, persons acting “as a group”, additions to controlling interests, and stock ownership attribution are all incorporated by reference.

(a)     It is intended, except as otherwise provided in this definition (including clause (c)), that any event deemed a “Change in Control” under Section 409A will be deemed a “Change in Control” under this Plan. No event which is not considered a Change in Control under Section 409A will be treated as a Change in Control under this Plan.

(b)      Subject to the foregoing, a Change in Control will be deemed to be any of the following:

(1)     A change in ownership of Company stock which constitutes more than 50% of the total fair market value or total voting power of the Company, as described in Guidance.

(2)     A change in effective control of the Company as described in Guidance, meaning that any one or more persons “acting as a group”, acquires during a 12 month period stock constituting 35 percent or more of the total voting power of the Company, or that a majority of the Board of Directors is replaced during any 12 month period and their appointment or election is not endorsed by the majority of the members serving immediately prior to the appointment or election.

(3)     A change in ownership of a substantial portion of Company Assets as described in Guidance, meaning a transfer to unrelated buyers of assets that have a total gross fair market value of at least 40% of the gross value of all Company assets, disregarding liabilities.

(c)     Notwithstanding any provision to the contrary, no change of direct or indirect ownership of Company stock (whether voting or other stock) among any of the persons who control the senior voting stock of the Company as of the Effective Date, including their descendants and spouses or any trust or other entity holding shares on their behalf, will be considered a Change in Control under this Plan.

(d)     A Change in Control with respect to an Affiliated Company will not be a Change in Control for persons who do not render services to that Affiliated Company at the time of the Change In Control Event. The determination of whether a Change in Control has occurred will be made by the public accounting firm serving as auditors to the Company as of the date immediately preceding any alleged Change in Control. If that firm declines to express a written opinion, the Chairman of the Board, as of the date immediately preceding any alleged Change in Control, shall designate an independent law firm in Boston, Massachusetts, which is not counsel to the Company or to an Affiliated Company, to make the determination.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

 “Company" means UniFirst Corporation, a Massachusetts corporation and any successor thereto.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration, based solely on the findings of the Social Security Administration. The date as of which the Social Security Administration finds the Disability condition to exist will be determinative for this Plan.

"Effective Date" means, for this restated document, January 1, 2005, except where any other effective date is specified herein (such as in Section 3.3) or if a different date is required by Guidance. Unless specifically stated otherwise, the rights of or with respect to any Participant will be governed by the terms of the Plan as in effect at the date of the Participant’s Separation from Service.

“Employee” means a common law Employee of the Company or an Affiliate. Service with an Affiliate prior to its acquisition by the Company will not be credited unless specifically approved in writing by the Committee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

"Final Average Earnings" means the Participant's annual average base earnings, exclusive of bonuses, commissions, fringe benefits, and reimbursed expenses, for the last three (3) years of fulltime employment (or, if shorter than three (3) years, over the actual period of fulltime employment) prior to the Participant's Retirement Date. Base earnings shall be increased by the amount of any elective salary deferrals to a Section 401(k) plan or pursuant to a Section 125 arrangement.

“Guidance” refers to regulations, notices, and rulings issued by the Treasury or the Internal Revenue Service, as in effect from time to time, interpreting Section 409A and, when relevant, other statutory provisions. Guidance also refers to other governmental regulations, rulings, and notices, when relevant and applicable.

“Key Employee” means a “key employee” as defined in Code Section 416(i) without regard to paragraph 5 thereof, and as further described in Code Section 409A(a)(2)(B)(i) and Guidance.

“Normal Retirement Date” is the first day of the month in which a Participant may retire under the Social Security Act with no reduction in his social security benefits, as set forth in Schedule A. In the case of any Participant who receives Social Security benefits under the system of Canada or any other country in which he is employed by UniFirst, the Normal Retirement Date shall be computed as if he or she was a Participant in the US Social Security System.

"Participant" means any Employee of the Company who meets the eligibility requirements and is designated as a Participant, as set forth in Section 2.

"Plan" means the UniFirst Corporation Supplemental Executive Retirement Plan.

"Plan Benefit" means the benefit earned at any point in time and calculated in accordance with Section 3.

"Plan Year" means the same fiscal period as the fiscal year of the Company.

“Primary Social Security Benefit” means the annual primary old age insurance amount provided under the Social Security Act which the Participant would be entitled to receive if he retired at his Normal Retirement Date. This amount will not be affected by amendments to the Social Security Act after his Separation from Service. In the case of any Participant who receives Social Security benefits under the system of Canada or any other country in which he is employed by UniFirst, the Primary Social Security Benefit offset in this Plan shall be computed as if he or she was employed in the United States throughout his or her career and was a full Participant in the US Social Security System.

“Retirement Committee” means a committee appointed by the Compensation Committee to administer the Plan. Unless other persons are designated, the Retirement Committee shall consist of those persons serving as the Chief Executive Officer and the Chief Financial Officer.

"Retirement Date" means the date on which occurs a Participant’s Separation From Service after Normal Retirement Date, or within three years following a Change in Control, as described in Section 3.6.

“Section 409A” means Section 409A of the Code, as interpreted in Guidance.

“Select Group” means a group of management or highly compensated Employees, as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

“Separation from Service” shall be determined in accordance with Section 409A, and shall generally mean a “substantial” discontinuance of service for the Company, its Affiliates, and any other entity with which it must be aggregated under Section 409A for this purpose. A discontinuance of service will be “substantial”, and a separation from service will have occurred, as of the earlier of: .

(1)     the date that employment terminates, or

(2)     the date as of which the Company and the Employee reasonably anticipate the level of future services to be provided by the Employee (as an employee or contractor) to be less than 50% of the average level of bona fide services during the immediately preceding 36 months.

Separation from Service, as is the case with any other definition or rule in this Plan, shall be interpreted and administered so that a “failure” under Section 409A does not occur

“Year of Service” shall mean a 12 consecutive month period during which an Employee is employed by the Company or an Affiliate or on approved absence. Credit will be granted for fractional Years of Service, based on credited days in any 12 month period divided by 365. Service with a prior employer will be granted, but only if the prior employer (or a division thereof) was acquired by the Company, and only if the Retirement Committee grants its specific, written approval.

Section 2	Eligibility To Participate

2.1     Criteria for Eligibility

An Employee of the Company, or its Affiliates, is eligible to become a Participant in the Plan, provided that the Employee is a member of a Select Group, and that the Retirement Committee votes that the employee may participate.

2.2     Duration of Participation

At any time, the Retirement Committee may determine to discontinue credit for future service of a Participant, but shall not reduce the Plan Benefit earned as of that date. A Participant shall be considered a Participant until all benefits to which he or his Beneficiary is entitled under the Plan have been paid.

Section 3	Eligibility For Benefits And Amount To Be Paid

3.1     Eligibility

No Participant will receive a benefit unless he qualifies for a benefit under this Section 3.

3.2     Normal and Late Retirement Benefit

(a)     The Plan Benefit of a Participant who has a Separation from Service on or after the later of January 1, 2008 or his Normal Retirement Date shall equal (1) less (2) where:

(1)     equals one and one third (1& 1/3%) percent of his Final Average Earnings multiplied by his Years of Service, limited to 30 such Years, and

(2)     equals three and one third (3 & 1/3%) percent of his Primary Social Security Benefit multiplied by his Years of Service, limited to 30 such Years .

(b)     A Participant who retires after his Normal Retirement Date will have his Plan Benefit computed based on Final Average Earnings as of his actual Retirement Date and on his Years of Service as of such date, without credit for more than 30 such Years.

3.3     Retirements prior to September 1, 2005

Participants who have retired prior to the Effective Date will continue to receive benefits, if any, as provided in the Plan in the restatement dated July 12, 2001 and not as provided under the benefit formula and payment modes specified in this restated Plan.

3.4     Normal and Alternate Form of Benefit

(a)     The normal form of the Plan Benefit formula provided in Section 3.2(a) shall be a pension payable for a Participant’s lifetime with a guarantee, in the event of the Participant’s death prior to receiving 12 years of payments, that payments for the balance of the 12 year period will be made to a designated Beneficiary. The Beneficiary for the 12 year certain payments under this Section 3.4(a) may be changed at any time prior to the completion of the 12 year period, provided that the change is in writing and submitted to the Retirement Committee before the Participant’s death. If the Beneficiary predeceases the Participant, and if a new Beneficiary is not selected prior to the death of the Participant, payments for the balance of the 12 year period will be to the estate of the Participant.

(b)     In lieu of receiving payments in the normal form, a Participant may elect a lifetime pension with a 100% survivor pension for the lifetime of a surviving spouse, with payments stopping in the month of the final death. This alternate form of pension shall be the Actuarial Equivalent of the normal form in Section 3.4(a).

(c)      The election of form of payment must be made prior to Retirement and in a manner consistent with Section 409A.

(d)     Payment shall commence as soon as practicable after the earliest permitted payment event specified in the Plan, subject to a 6 month delay of payment for Key Employees as specified in Section 3.10. In the event that a Participant is requested to execute a release of claims under Section 3.12(b) prior to payment, the following special rules shall apply, retroactive to payment events occurring on or after April 1, 2011:

(i)     If the 60 day period following the payment event overlaps two calendar years, the 60th day following the payment event shall be the designated payment date.

(ii)     Payments owed to the Participant in the first calendar year of the overlapping 60 day period shall be paid to the Participant, without interest, in the second calendar year of the 60 day overlapping period as soon as practicable, but not earlier than the 31st day of the 60 day overlapping period.

Payments shall be made in the same payroll mode as in current use as of the date of this amendment for payment of base salaries, which is biweekly.

3.5     Forfeiture for Separation from Service before Normal Retirement Date

Except in the case of Change in Control payments described in Section 3.6, or Death payments described in Section 3.8, the Plan does not provide for payments in the event a Participant has a Separation from Service prior to Normal Retirement Date. However, the Retirement Committee, in it sole discretion, may waive this forfeiture requirement, in whole or in part, with respect to any Participant who has a Separation from Service prior to Normal Retirement Date. In no event will the grant of one or more waivers by the Committee be considered to be binding precedent and justification for a Participant’s claim that a waiver must be granted in the event of Separation from Service prior to Normal Retirement Date.

3.6     Change in Control

(a)     Within ninety (90) days following a Change in Control, Retired Participants, and any Beneficiary in pay status of a deceased Retired Participant, shall receive a lump sum payment equal to the Actuarial Equivalent of the Plan Benefit based on the form of payment elected under Section 3.4.

(b)     Within ninety (90) days following a Change in Control, all active Participants as of the day prior to the Change in Control shall receive a lump sum payment equal to the Actuarial Equivalent of the Plan Benefit calculated under Section 3.2, based on Years of Service and Final Average Earnings at the date of the Change in Control, and the following assumptions: (A) the Participant had retired at the Social Security Retirement Age specified in Schedule A, and (B) the Primary Social Security Benefit is the maximum Primary Social Security Benefit for a person who has attained Social Security Retirement Age at that date.

3.7     Disability

Any Participant who has a Separation from Service due to Disability will have a non-forfeitable interest in his Plan Benefit. The Plan Benefit shall be payable when the Participant reaches Normal Retirement Date, not at his Disability Date, and shall be payable according to the pension formula in Section 3.2(a), based on Years of Service and Final Average Earnings at the date of Separation from Service and the following assumptions: (A) the Participant had retired at the Social Security Retirement Age specified in Schedule A, and (B) the Primary Social Security Benefit is the maximum Primary Social Security Benefit for a person who has attained Social Security Retirement Age at that date. The Participant may select the mode of payments under Section 3.4.

3.8     Death of Participant

If a Participant dies while actively employed by the Company or after becoming eligible for a Normal Retirement Benefit, his Beneficiary, if any, shall be entitled to a salary continuation benefit determined under subsection (a) or (b), whichever is applicable.

(a)     If such Participant has not yet commenced to receive payments under the Plan, the pre-retirement death benefit for his Beneficiary will be equal to the 12 year pension which would have been payable under Section 3.2, based on the Years of Service and Final Average Earnings at the date of death and the following assumptions: (A) the Participant had retired at the Social Security Retirement Age specified in Schedule A, and (B) the Primary Social Security Benefit is the maximum Primary Social Security Benefit for a person who has attained Social Security Retirement Age at that date.

(b)     If the Participant has commenced receiving payments, the death benefit, if any, shall consist of any remaining amounts due to the surviving spouse or Beneficiary pursuant to the form of payment elected in Section 3.4.

3.9     Acceleration of Benefits

The Retirement Committee shall have the discretion to accelerate any annual payments due the Participant or Beneficiary, but only if such acceleration would be permissible under Section 409A(a)(3). The value of accelerated payments shall be based on the factors specified in the definition of Actuarial Equivalent.

3.10     Delay of Payment for Key Employees

For any Participant who is a Key Employee, payment shall be deferred after separation from service for 6 months, but only to the extent required by Code Section 409A(a)(2)(B). At the expiration of the applicable extension period, deferred payments shall be paid in a single payment. The determination of Key Employee status for this purpose shall be determined under the default rules for identifying specified employees and as set forth in Guidance, subject to prospective change in method, if adopted by the Retirement Committee and consistent with Guidance.

3.11     Termination of Employment

If a Participant's employment with the Company is terminated and neither the Participant nor his Beneficiary qualifies for benefits under any of the preceding paragraphs of this Section 3, neither the Participant nor his Beneficiary nor any other person shall have a right to any benefit from the Plan with respect to such Participant.

3.12     Non-Competition After Termination of Employment and General Release

(a)     Each Participant expressly agrees that, as consideration for the benefit provided herein and as a condition to the performance by the Company of its obligations hereunder, for a two (2) year period from and after the termination of his employment with the Company for any reason other than his death while employed by the Company, and throughout the period following his retirement from the active service of the Company during which the Company is obligated to make payments to him, as provided herein, he will not, without the prior written consent of the Company or any Affiliate, engage in, become interested, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, nor become associated with, in the capacity of an Employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of business of the Company or any Affiliate which enterprise is, or may deemed to be, competitive with any business carried on by the Company or any Affiliate as of the date of the termination of the Participant's employment or his retirement.

(b)     Prior to receipt of Payments under this Plan, the recipient of payments may be required to execute a release of any and all claims against the Company, its officers, directors, employees, and affiliates. A release may not be required unless it is provided to the Participant (or Beneficiary in the event of death) no later than a date which permits adequate time for its consideration and (if applicable) rescission within the 60 days following the applicable payment event under this Plan. All benefits under this Plan will be forfeited if a release which has been timely provided for consideration is not signed and effective on or before the earlier of (i) the time specified in the release, or (ii) the 60th day following the payment event. If a release has been required, and if the 60 day period following a payment event overlaps a calendar year, the special payment rule in section 3.4(d) shall apply.

(c)     In the event of any breach by any Participant of the agreements and covenants contained herein, all rights of the Participant and his Beneficiary under the Plan, including rights to further payments hereunder, shall thereupon terminate.

Section 4	Funding

This Plan shall be unfunded, as such term is used in Revenue Ruling 60-3 1, and shall constitute a "top hat plan", as such term is commonly used to describe a plan referred to in Sections 201(2), 301(a) (3) and 401(a) (1) of the Employee Retirement Income Security Act of 1974, as amended. Any question of Plan interpretation shall be resolved in a manner which is consistent with the foregoing definition.

Section 5	Nonexistence Of Trust; Subjection To General Creditors

5.1     Nonexistence of Trust

Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and such Participant, their successors, or any other person.

5.2     Subject to General Creditors

Any benefit under the provisions of the Plan shall continue for all purposes to be a part of the Company's general funds and to be subject to the claims of the Company's general creditors. To the extent that a Participant acquires a right to receive payments from the Company under this Plan, such right shall not be greater than the right of any unsecured general creditor of the Company.

Section 6	Administration Of The Plan

6.1     Administration by the Retirement Committee

Unless otherwise directed by the Board or its Compensation Committee, the Retirement Committee shall consist of the Chairman and the Chief Financial Officer of the Company. The Retirement Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Retirement Committee shall establish a claim procedure (which may be attached as a schedule to this Plan) which meets the requirements of Section 503 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued pursuant thereto.

6.2     General Powers of Administration

The Retirement Committee and/or the Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Retirement Committee or the Company with respect to the Plan.

Section 7	Amendment And Termination

7.1     Rights Reserved

The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Compensation Committee, such amendment or termination is advisable. The Retirement Committee may amend the Plan without prior approval of the Compensation Committee if the purpose of the amendment is to comply with Section 409A or for administrative convenience or to reconcile any ambiguities. However, any amendment which would change the amount of benefits payable under the Plan requires Compensation Committee approval.

7.2     Participant Protection

(a)     No amendment or termination of the Plan shall:

(1)     directly or indirectly deprive any Participant who has retired or Beneficiary of all or any portion of any Plan Benefit payment of which has commenced prior to the effective date of the action amending or terminating the Plan, or

(2)     reduce the benefit earned by any Participant with respect to his Final Average Earnings and Years of Service as of the last day of the Plan Year preceding the amendment or termination, or change the actuarial factors in the definition of Actuarial Equivalent with respect to any Plan Benefit at the date of the change.

Section 8	General Provisions

8.1     No Guaranty of Benefits

Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

8.2     No enlargement of Employee Rights

No Participant shall have any right to receive a distribution or contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

8.3     Spendthrift Provision

No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.4     Incapacity of Recipient

If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to the Participant's Beneficiary.

8.5     Corporate Successors

The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions hereof.

8.6     Unclaimed Benefit

Each Participant shall keep the Company informed of his current address and the current address of his Beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within two (2) years after the date on which payment to such Participant may first be made, payment may be made as though such Participant had died at the end of such two-year period. If, within one additional year after such two-year period has elapsed, or, within two years after the actual death of a Participant, the Company is unable to locate any Beneficiary of such Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary, and such benefit shall be irrevocably forfeited.

8.7     Limitations on Liability

Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as Employee or agent of the Company shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.8     Gender

The masculine shall include the feminine, and the singular shall include the plural, as the context dictates.

8.9     Applicable Law

The Plan shall be governed by and construed in accordance with ERISA. To the extent that state law is referred to, the law shall be that of the Commonwealth of Massachusetts. The Plan shall be interpreted at all times in a manner consistent with Section 409A and Guidance.

January 11, 2017

By: /s/ Ronald D. Croatti Ronald D. Croatti, Committee member and CEO

By: /s/ Steven S. Sintros Steven S. Sintros, Committee member, EVP and CFO

SCHEDULE A

If The Participant Was Born In:	The Participant's Retirement Age Is:
1937 or earlier	65 yrs
1938	65 yrs,	2 mos
1939	65 yrs,	4 mos
1940	65 yrs,	6 mos
1941	65 yrs,	8 mos
1942	65 yrs,	10 mos
1943 – 1954	66 yrs
1955	66 yrs,	2 mos
1956	66 yrs,	4 mos
1957	66 yrs,	6 mos
1958	66 yrs,	8 mos
1959	66 yrs,	10 mos
1960 or later	67 yrs

SCHEDULE B / CLAIMS PROCEDURE

(a)     Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the President of the Company at its then principal place of business.

(b)     Claim Decision. Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, Company shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)     The specific reason or reasons for such denial;

(2)     The specific reference to pertinent provisions of the Plan on which such denial is based;

(3)     A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(4)     Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)     The time limits for requesting a review under subsection c. and for review under subsection d. hereof.

(c)     Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the "Appeal Board" (as defined herein) review the determination of the Company. Such request must be addressed to the Appeal Board, c/o the Chairman of the Company at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Appeal Board. If the Claimant does not request a review of the Company's determination by the Appeal Board within such sixty (60) day period, he shall be barred and estopped from challenging the Company's determination.

(d)     Review of Decision. Within sixty (60) days after the Appeal Board's receipt of a request for review, it will review the Company's determination. After considering all materials presented by the Claimant, the Appeal Board will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Appeal Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e)     Appeal Board. The Appeal Board shall be an ad hoc committee consisting of the Chairman, the Vice Chairman and the Chief Financial Officer of the Company, unless otherwise determined by the Board of Directors of the Company. In the event of a Change in Control, the Appeal Board shall be composed of those persons who served in those offices immediately prior to the Change in Control.